Exhibit 16.1

May 19, 2006

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: GREAT LAKES BANCORP, INC.

File No. 001-14879

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Great Lakes Bancorp, Inc. dated May 16, 2006, and have the following comments:

1.

We agree with the statements made in the third, fourth, fifth and sixth paragraphs therein.

2.

We have no basis on which to agree or disagree with the statements made in the first, second and seventh paragraphs.

Very truly yours,

/s/ Grant Thornton LLP